UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2016

LIGAND PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road, Suite 200 La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A is being filed as an amendment to the Current Report on Form 8-K filed on May 4, 2016 (“Original 8-K”) by Ligand Pharmaceuticals Incorporated (“Ligand”). The purpose of this amendment is to revise Item 1.01 to reflect the closing of the transaction with CorMatrix, disclose certain relationships between Ligand’s directors and CorMatrix Cardiovascular, Inc. (“Cormatrix”) and file the Purchase Agreement as Exhibit 10.1 to this Form 8-K/A. This Form 8-K/A does not otherwise amend, update or revise the Original 8-K in any way.

Item 1.01. Entry into a Material Definitive Agreement.

Interest Purchase Agreement

On May 3, 2016, Ligand entered into a purchase agreement (the “Purchase Agreement”) to acquire certain economic rights of CorMatrix. Pursuant to the Purchase Agreement, Ligand paid $17.5 million in cash to acquire a portion of revenues (“synthetic royalties”) from CorMatrix’s existing marketed products and will have the right to receive potential future synthetic royalties from future marketed products, if any. The right to receive synthetic royalties commenced on May 4, 2016 [following the satisfaction of the closing conditions]. In addition, Ligand is entitled to a minimum of $2.75 million of synthetic royalty annually. The synthetic royalty on currently marketed products is expected to generate approximately the minimum royalty in the near-term and Ligand estimates this synthetic royalty has the potential to double over time with commercial success. The synthetic royalty rate on the pipeline assets is a mid-single digit royalty. The agreement will terminate with respect to each of CorMatrix’s products upon the later of (i) May 3, 2026 and (ii) 10 years from the date of the first commercial sale of such product.

CorMatrix’s existing products are medical devices that aid in the development and regrowth of human tissue, such as cardiac, vascular and pericardial tissue. In addition, CorMatrix currently markets a medical device known as the CanGaroo® ECM Envelope for cardiac implantable electronic devices which reduces the rate of common complications resulting from implanting devices such as pacemakers. CorMatrix’s existing and pipeline products are based on the extracellular matrix, or ECM, an innovative implantable medical device that enables migration, vascularization and remodeling of pericardial, cardiac and vascular tissues, which remodels into the patient’s own native tissue with no foreign materials left behind. The programs are indicated or intended for use in a variety of cardiovascular procedures.

Relationships between the Parties

As previously disclosed in Ligand’s filings with the Securities and Exchange Commission, Jason Aryeh is a director of both Ligand and CorMatrix. Mr. Aryeh beneficially owns equity of CorMatrix representing approximately 0.56% of CorMatrix’s outstanding equity. Mr. Aryeh recused himself from all of the board’s consideration of the Purchase Agreement, including any financial analysis, the terms of the Purchase Agreement and the vote to approve the Purchase Agreement and the related transactions. In addition, prior to the board’s consideration of the Purchase Agreement, Mr. David Knott, a member of Ligand’s board, disclosed to the board that he beneficially owns equity of CorMatrix representing approximately 0.47% of CorMatrix’s outstanding equity. All of the disinterested directors of Ligand approved the Purchase Agreement and related transactions with CorMatrix.

The foregoing description of certain terms contained in the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Purchase Agreement which is filed with this Form 8-K/A and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1†	Interest Purchase Agreement, dated May 3, 2016, by and between Ligand Pharmaceuticals Incorporated and CorMatrix Cardiovascular, Inc.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted and submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: May 9, 2016	By:	/s/ Charles Berkman
	Name:	Charles Berkman
	Title:	Vice President, General Counsel and Secretary